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                                                                   EXHIBIT 11.01

                                NETEGRITY, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                  DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                      1998             1997             1996
                                                                 (TWELVE MONTHS)  (TWELVE MONTHS)   (NINE MONTHS)
                                                                 ---------------  ---------------  ---------------
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BASIC:

Average Common shares outstanding..............................         9,362            9,279            8,944
Net (loss) income..............................................     $  (5,229)       $  (5,252)       $   4,000
Per share amount...............................................     $   (0.56)       $   (0.57)       $    0.45

DILUTED:

Average Common shares outstanding..............................         9,362            9,279            8,944
Net effect of dilutive stock options and warrants based on
  treasury stock method........................................            --               --               --
                                                                      -------          -------           ------
      Total....................................................         9,362            9,279            8,944
                                                                      -------          -------           ------
Net (loss) income..............................................     $  (5,229)       $  (5,252)       $   4,000
Per share amount...............................................     $   (0.56)       $   (0.57)       $    0.45
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